Exhibit 99.12

AMENDMENT TO SHAREHOLDERS AGREEMENT AND TO BYLAWS

This agreement is entered into on 19 November 2007

BY AND BETWEEN

TELEFÓNICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain (“TE”);

ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy;

ALLEANZA ASSICURAZIONI S.p.A., an Italian company with registered office at Milano, viale Luigi Sturzo n. 35;

INA ASSITALIA S.p.A., an Italian company with registered office at Roma, Corso d’Italia n. 33;

VOLKSFÜRSORGE DEUTSCHE LEBENVERSICHERUNG A.G., a Germany company with registered office at Hamburg (Germany), an der Alster n. 57-63;

GENERALI VIE S.A., a French Company with registered office at Paris, Boulevard Hausmann n. 11; (ASSICURAZIONI GENERALI S.p.A, and its four exclusively controlled subsidiaries, ALLEANZA A.SSICURAZIONI, S.p.A., INA ASSITALIA S.p.A., VOLKSFÜRSORGE DEUTSCHE LEBENVERSICHERUNG A.G., and GENERALI VIE S.A., hereinafter collectively, “AG”);

SINTONIA S.A., a Luxembourg company with registered office at 1, Place d’Armes, L. 1136 Luxembourg (“SI”);

INTESA SANPAOLO S.p.A., an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy (“IS”);

MEDIOBANCA S.p.A., an Italian company with registed office at Piazzetta Cuccia n. 1, Milano, Italy (“MB”);

(collectively the “Parties” and each, individually, a “Party”)

WHEREAS

With an agreement dated April 28, 2007 (the “Co-investment Agreement”), basically the Parties established the terms and conditions for (i) their participation in Centrotrenta 4/6 S.r.l., an Italian company with registered office at Galleria del Corso 2, Milan, Italy, fiscal code n. 05277610969, to be subsequently transformed and renamed as Telco S.p.A (“Telco” or “Newco”), (ii) the presentation by the Parties also on behalf of Newco of an offer the (“Offer”) for the acquisition by Newco from Pirelli & Co. S.p.A. and Sintonia S.p.A. and Sintonia S.A.

(the “Acquisition”) of 100% of the share capital of a holding company named Olimpia S.p.A (“O”). which in turn holds a stake of 17,99%, of the ordinary share capital of Telecom Italia S.p.A. (“TI”); and (iii) the capitalization and funding of Newco in connection with the Acquisition.

The Parties entered into a Shareholders Agreement on April 28, 2007, by means of which basically they established the principles relating inter alia to (i) the corporate governance of Newco, (ii) the governance of O, (iii) the appointment of directors in TI, (iv) the transfer of the Newco’s shares and the O and TI’s shares directly or indirectly owned by Newco and (v) the autonomous and independent management of the TI and TE groups, including limitations on the participation of TE or its representatives in any decision-making processes relating to policies, management, and operations of companies directly or indirectly controlled by TI in countries where restrictions apply (the “Shareholders Agreement”).

After having obtained the necessary previous regulatory authorities approvals, including the decision announced by the Brazilian telecommunications regulator - ANATEL on 23 October 2007 and subsequently published on November 5th, 2007 as ANATEL’S Ato no 68.276, of October 31, 2007 (the “ANATEL Approval”), the Parties have proceeded with Closing of the Acquisition and performed the capitalization and funding of Newco in connection with the Acquisition.

On 25 October 2007, the Parties entered into an Amendment to the Co-investment and Shareholders’ Agreement (a copy of which is attached hereto) in which, inter alia, the Parties acknowledge the content of the ANATEL Approval and each of the Parties have undertaken, for so long as it lies within their respective powers, to implement the content thereof through appropriate legal measures and actions.

The Parties now wish, in furtherance of that undertaking, to amend the Shareholders Agreement and the By-laws of Newco, so as to implement the clauses contemplated in the ANATEL Approval.

Now, therefore, in consideration of the foregoing premises the Parties hereby

AGREE AND COVENANT

as follows:

1.             The Parties hereby agree to amend the Shareholders Agreement by adding the following provisions thereto, as its Paragraph 5 bis:

“5 bis.    Specific provisions relating to TI and TE’s telecommunication services providers in Brazil

Specifically with respect to TI’s Brazilian telecommunication operations, the Parties have agreed as follows:

(A)                              While applicable regulatory restrictions and limitations exist:

(i)            TE shall neither directly or indirectly participate in, nor vote or veto at shareholders’ meetings held by Newco, O and TI or by any other company directly or indirectly controlled by TI, at which and when there will be discussed or proposed resolutions relating to any matters concerning the activities of any such companies directly or indirectly controlled by TI in the rendering or their telecommunication services in the Brazilian market;

TE shall cause that the persons designated by TE as members to the Boards of Directors, as members to Boards of Officers, as Officers or as members of other corporate bodies having equivalent duties of Newco, O, and TI shall neither participate in, nor vote or veto at meetings held by any such corporate bodies or at meetings of corporate bodies of any other company directly or indirectly controlled by TI, at which and when there will be discussed or proposed resolutions relating to any matters concerning the activities of any such companies in the rendering of their telecommunication services in the Brazilian market;

(ii)           TE shall not designate any member to the Board of Directors, Board of Officers, or any Officer or member of any other corporate bodies having equivalent duties, of companies located in Brazil directly or indirectly controlled by TI and that provide telecommunication services in the Brazilian market, as well as to the Board of Directors, Board of Officers, or any Officer or member of any other corporate bodies having equivalent duties, of companies located in Brazil directly or indirectly controlling any such telecommunication services providers;

(iii)          TE shall prohibit the companies directly or indirectly controlled by TE which render telecommunication services in the Brazilian market from participating in any of the following relationships with companies directly or indirectly controlled by TI which render telecommunication services in the Brazilian market, when the terms and conditions thereof differ from those contemplated in the Brazilian rules applicable to telecommunication services:  (a) significant financing transactions of any kind whatsoever, either as lenders or borrowers;  (b) the granting of guaranties or collateral of any kind whatsoever;  (c) the transfer of assets under terms or conditions or at prices different from market conditions and prices;  (d) the transfer of strategic technological know-how;  (e) the provision of telecommunication services or related services under more favorable or privileged conditions;  (f) operational agreements stipulating more favorable or privileged conditions; (g) the common use of resources, whether material, human or technological;  (h) the joint contracting of goods or services;  (i) the execution of legal instruments designed to permit the transfer or the assignment of shares or stocks among such telecommunication services providers, or the assignment of rights of first refusal with regard to the reciprocal transfer of shares or stocks;  (j) the adoption of a common trademark or marketing and advertising strategy;

(iv)          The Parties shall renew and/or continue to observe the restrictions and limitations contained in this paragraph 5 bis upon expiration of the term or termination of the Shareholders Agreement for any other reason, as well as in the event of any merger or consolidation between O and Newco, in case Newco is not the surviving entity, such instruments shall he submitted to the Brazilian telecommunications regulator for its prior approval.

(v)           TE shall not exercise direct or indirect control of any company directly or indirectly controlled by TI in Brazil, as per the definition of control under the Brazilian telecommunications regulations in force, even if TE exercises the right to acquire shares of Newco, in the case of a unilateral withdrawal provoked by another shareholder of Newco;

(vi)          The Parties shall instruct the members of the Boards of Directors of Newco and O appointed by each of them, as well as the members of the Board of Directors of TI appointed by Newco and/or O to take such actions and make such deliberations as shall be necessary (a) to direct the preparers of the agendas for meetings of the Boards of Directors and/or the Chairmen of the respective Boards of Directors, as the case may be, of Telco, O, TI, and Telecom Italia International N.V. (“TII”) or any other company located outside Brazil directly or indirectly controlled by TI with investments in the Brazilian telecommunications sector, to divide the topics into separate agendas as follows: (i) one agenda for the meeting in which TI’s participation, through the Board members that it designated in the respective company, is allowed, and (ii) another agenda for the meeting in which the participation of Board members designated by TI in such company is not allowed and in which the topics dealt with shall necessarily pertain to matters that deal with subjects related to the activities of the companies directly or indirectly controlled by TI in rendering telecommunication services in the Brazilian market and to directly related topics, these latter being, necessarily, connected to the main topics as regards competition strategy, such as budgets for marketing campaigns and investment plans in product development, assets (lato sensu), instruments, all that, in sum, is directed towards the development of activities related to the activities of the companies directly or indirectly controlled by TI in the rendering of telecommunication services in the Brazilian market; and (b) to cause to be delivered, under appropriate terms of confidentiality, to designated officers of TIM Celular S.A. and TIM Nordeste S.A., within thirty (30) days counted from the holding of the meetings of the Boards of Directors of Telco, O, TI, TII or any other company located outside Brazil directly or indirectly controlled by TI with investments in the Brazilian telecommunications sector, a copy of the Agendas and of the Minutes of the meetings referred to in item (a)(ii), above (with a translation into Portuguese), for delivery by them to the Brazilian telecommunications regulator within such term of thirty (30) days and under a requirement of confidentiality as to which they are entitled pursuant to the sole paragraph of article 39 of the Brazil’s General Telecommunications Law (Law no 9.472/97), article 64 of Brazil’s Decree no 2.338/97 and article 36 (VI) of Resolution no 270/01 of the Brazilian telecommunications regulator.

(B)                                TE acknowledges and agrees that the restrictions and limitations imposed on TE, as contemplated in this Paragraph 5 bis (A) (i), (ii) and (iv) through (vi) above, shall survive and the prohibitions of (iii), above, be maintained in the event of a De-merger of Newco as provided in Articles 1.2 and 11 hereof, as long as applicable regulatory restrictions and limitations exist at the time of such De-merger;

2.             The Parties further agree to amend the Bylaws of Newco to add the following provisions (to be number as Paragraph 5.1.1 and Paragraph 16.3, respectively):

“5.1.1.     While and as long as applicable regulatory restrictions and limitations exist in Brazil, the holder(s) of Class B shares will not be entitled to voting rights with respect to any matters concerning the activities of companies directly or indirectly controlled by Telecom Italia S.p.A. rendering telecommunication services in Brazil, and, accordingly, the participation of such Class B shareholder(s) shall be prohibited at the shareholders meeting when any such resolution is discussed and taken.”;

“16.3       As long as applicable regulatory limitations and restrictions exist in Brazil, in accordance with the principles underlying article 2391 of the Civil Code, no director chosen from the list submitted by the Class B shareholders shall be entitled to participate to the discussion and consequently to the vote on any item of the agenda of the meetings of the board of directors – or of any internal committee – regarding activities carried out or to be carried out in the Brazilian telecommunications market by companies directly or indirectly controlled by Telecom Italia S.p.A.”

3.             Except as provided in Sections 1 and 2 above, all other provisions, terms and conditions set forth in the Shareholders Agreement and in the By-Laws attached thereto (as Annex 9) shall remain unchanged and are hereby expressly ratified and confirmed by the Parties.

* * * * *

TELEFÓNICA, S.A.

ASSICURAZIONI GENERALI S.p.A.

ALLEANZA ASSICURAZIONI S.p.A.

INA ASSITALIA S.p.A.

VOLKSFÜRSORGE DEUTSCHE LEBENVERSICHERUNG A.G.

GENERALI VIE S.A.

SINTONIA S.A.

INTESA SANPAOLO S.p.A

MEDIOBANCA S.p.A.